UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities and Exchange Act of 1934

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Filed by a Party other than the Registrant ☐
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☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material Pursuant to § 240.14a-12

VAXART, INC.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following tweets were issued by Vaxart, Inc. on July 1, 2022:

Tweet 1:

We urge $VXRT stockholders of record (as of 4/11/22) to vote by July 5th - we encourage a 'yes' vote on all Proxy Proposals, including Proxy Proposal #2; those who previously voted 'no' can change their vote before the deadline. https://investors.vaxart.com/news-releases/news-release-details/vaxart-provides-update-proxy-voting-and-urges-all-stockholders

Tweet 2:

“We strongly urge shareholders to vote before the 7/5/22 deadline,” said $VXRT CEO Andrei Floroiu. “Proposal #2 will give us the flexibility to continue to be thoughtful & opportunistic in raising #capital needed to accelerate our promising pipeline.” https://investors.vaxart.com/news-releases/news-release-details/vaxart-provides-update-proxy-voting-and-urges-all-stockholders

About Vaxart
Vaxart is a clinical-stage biotechnology company developing a range of oral recombinant vaccines based on its proprietary delivery platform. Vaxart vaccines are designed to be administered using tablets that can be stored and shipped without refrigeration and eliminate the risk of needle-stick injury. Vaxart believes that its proprietary tablet vaccine delivery platform is suitable to deliver recombinant vaccines, positioning the company to develop oral versions of currently marketed vaccines and to design recombinant vaccines for new indications. Vaxart’s development programs currently include tablet vaccines designed to protect against coronavirus, norovirus, seasonal influenza, and respiratory syncytial virus (RSV), as well as a therapeutic vaccine for human papillomavirus (HPV), Vaxart’s first immune-oncology indication. Vaxart has filed broad domestic and international patent applications covering its proprietary technology and creations for oral vaccination using adenovirus and TLR3 agonists.

Note Regarding Forward-Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding Vaxart's strategy, prospects, plans and objectives, results from preclinical and clinical trials, commercialization agreements and licenses, and beliefs and expectations of management are forward-looking statements. These forward-looking statements may be accompanied by such words as "should," "believe," "could," "potential," "will," "expected," “anticipate,” "plan," and other words and terms of similar meaning. Examples of such statements include, but are not limited to, statements relating to Vaxart's ability to develop and commercialize its product candidates, including its vaccine booster products; Vaxart's expectations regarding clinical results and trial data; and Vaxart's expectations with respect to the effectiveness of its product candidates. Vaxart may not actually achieve the plans, carry out the intentions, or meet the expectations or projections disclosed in the forward-looking statements, and you should not place undue reliance on these forward-looking statements. Actual results or events could differ materially from the plans, intentions, expectations, and projections disclosed in the forward-looking statements. Various important factors could cause actual results or events to differ materially from the forward-looking statements that Vaxart makes, including uncertainties inherent in research and development, including the ability to meet anticipated clinical endpoints, commencement, and/or completion dates for clinical trials, regulatory submission dates, regulatory approval dates, and/or launch dates, as well as the possibility of unfavorable new clinical data and further analyses of existing clinical data; the risk that clinical trial data are subject to differing interpretations and assessments by regulatory authorities; whether regulatory authorities will be satisfied with the design of and results from the clinical studies; decisions by regulatory authorities impacting labeling, manufacturing processes, and safety that could affect the availability or commercial potential of any product candidate, including the possibility that Vaxart's product candidates may not be approved by the FDA or non-U.S. regulatory authorities; that, even if approved by the FDA or non-U.S. regulatory authorities, Vaxart's product candidates may not achieve broad market acceptance; that a Vaxart collaborator may not attain development and commercial milestones; that Vaxart or its partners may experience manufacturing issues and delays due to events within, or outside of, Vaxart's or its partners' control; difficulties in production, particularly in scaling up initial production, including difficulties with production costs and yields, quality control, including stability of the product candidate and quality assurance testing, shortages of qualified personnel or key raw materials, and compliance with strictly enforced federal, state, and foreign regulations; that Vaxart may not be able to obtain, maintain, and enforce necessary patent and other intellectual property protection; that Vaxart's capital resources may be inadequate; Vaxart's ability to resolve pending legal matters; Vaxart's ability to obtain sufficient capital to fund its operations on terms acceptable to Vaxart, if at all; the impact of government healthcare proposals and policies; competitive factors; and other risks described in the "Risk Factors" sections of Vaxart's Quarterly and Annual Reports filed with the SEC. Vaxart does not assume any obligation to update any forward-looking statements, except as required by law.

Contacts

Vaxart Media Relations:	Investor Relations:
Mark Herr	Andrew Blazier
Vaxart, Inc.	FINN Partners
mherr@vaxart.com	IR@vaxart.com
(203) 517-8957	(646) 871-8486